Exhibit 99.1

IMS Health Announces Offering of Senior Notes In Connection with Quintiles IMS Merger

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--September 12, 2016--IMS Health Holdings, Inc. (NYSE:IMS) today announced that its wholly owned subsidiary, IMS Health Incorporated, intends to raise $1.5 billion equivalent in gross proceeds through an offering of senior notes. The company is planning to issue two separate tranches of notes, one in U.S. Dollars, due 2026, and another in Euros, due 2024. The net proceeds from the notes offering (together with proceeds from additional term loans and other available cash) will primarily be used to extinguish certain of the issuer’s and Quintiles’ existing indebtedness in connection with the previously announced proposed merger between IMS Health and Quintiles. The consummation of the notes offering is subject to market and other conditions and is mandatorily redeemable if the merger does not occur.

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties and other factors including the failure to consummate the notes offering and potential changes in market conditions that could cause actual results to differ materially.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes. The notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The notes are being offered only to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933 and outside the United States only to non-U.S. investors pursuant to Regulation S.

About IMS Health

IMS Health (NYSE:IMS) is a leading global information and technology services company providing clients in the healthcare industry with end-to-end solutions to measure and improve their performance. Our 7,000 services experts connect configurable SaaS applications to 15+ petabytes of complex healthcare data in the IMS One™ cloud platform, delivering unique insights into diseases, treatments, costs and outcomes. The company’s 15,000 employees blend global consistency and local market knowledge across 100 countries to help clients run their operations more efficiently. Customers include pharmaceutical, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

As a global leader in protecting individual patient privacy, IMS Health uses anonymous healthcare data to deliver critical, real-world disease and treatment insights. These insights help biotech and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders to identify unmet treatment needs and understand the effectiveness and value of pharmaceutical products in improving overall health outcomes. Additional information is available at www.imshealth.com.

About Quintiles

Quintiles (NYSE:Q) helps biopharma and other healthcare companies improve their probability of success by connecting insights from our deep scientific, therapeutic and analytics expertise with superior delivery for better outcomes. From advisory through operations, Quintiles is the world’s largest provider of product development and integrated healthcare services, including commercial and observational solutions. Conducting operations in approximately 100 countries, Quintiles is a member of the Fortune 500 and has been named to Fortune’s list of the “World’s Most Admired Companies.” To learn more, visit www.quintiles.com.

Important Information about the Transaction and Where to Find It

In connection with the proposed transaction, IMS Health and Quintiles have filed documents with the SEC, including the filing by Quintiles of a registration statement on Form S-4 that includes a joint proxy statement that also constitutes a prospectus of Quintiles. The registration statement, as amended, was declared effective on August 15, 2016 by the SEC. Quintiles filed the definitive joint proxy statement/prospectus with the SEC on August 16, 2016. On August 19, 2016, each of IMS Health and Quintiles mailed that document to their respective shareholders and may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the joint proxy statement/prospectus or registration statement or any other document which IMS Health or Quintiles may file with the SEC. Investors and security holders of IMS Health and Quintiles are urged to read the registration statement, the joint proxy statement/prospectus and any other relevant documents, as well as any amendments or supplements to these documents, carefully and in their entirety when they become available because they will contain important information. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus and other documents filed with the SEC by IMS Health and Quintiles through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of IMS Health or Quintiles at the following:

IMS Health	Quintiles
ir@imshealth.com	InvestorRelations@quintiles.com
+1.203.448.4600	+1.919.998.2590
Investor Relations	4820 Emperor Boulevard
83 Wooster Heights RD	PO Box 13979
Danbury, CT, 06810	Durham, North Carolina 27703

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CONTACT:
IMS Health Media Relations
Tor Constantino, +1-484-567-6732
tconstantino@us.imshealth.com
or
IMS Health Investor Relations
Tom Kinsley, +1-203-448-4691
tkinsley@imshealth.com
or
Quintiles Media Relations
Phil Bridges, +1-919-998-1653
phil.bridges@quintiles.com
or
Quintiles Investor Relations
Todd Kasper, +1-919-998-2590
InvestorRelations@quintiles.com